Exhibit 3.1

CERTIFICATE OF ADOPTION OF BYLAW AMENDMENT

AMENDMENT NO. 3
TO THE

AMENDED AND RESTATED BYLAWS

OF

MULLEN AUTOMOTIVE INC.

a Delaware corporation

I, the undersigned, do hereby certify that:

1.       I am the duly elected and acting Secretary of Mullen Automotive Inc., a Delaware corporation (the “Company”).

2.       Pursuant to Article VII of the Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Company and Section 6.06 of Article 6 of the Amended and Restated Bylaws (as amended, the “Bylaws”) of the Company, the Board of Directors is expressly empowered to adopt, amend, alter or repeal the bylaws of the Company.

3.        The Bylaws of the Company are amended to reflect that, on November 3, 2021, the Company changed its name from “Net Element, Inc.” to “Mullen Automotive Inc.” by filing a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State. The Bylaws read and are hereby certified to be the “Bylaws of Mullen Automotive Inc.”

4.       Section 2.05 of Article 2 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of at least 33 1/3% of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.”

5.       The foregoing amendments were duly adopted, in accordance with the provisions of the Company’s Bylaws and the Delaware General Corporation Law, by approval of the board of directors of the Company by unanimous written consent dated as of November 14, 2022, and has not been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 14th day of November 2022.

By:	/s/ Mary Winter
Name:	Mary Winter
Title:	Secretary